UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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Pfizer Inc.
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On April 10, 2025, the following form of email was sent to certain Pfizer Inc. shareholders: From: Investor Insights Subject: Save the date: Pfizer’s Virtual Annual Meeting on April 24th Headline: Participate in the Annual Meeting by exercising your right to vote! In 2024, Pfizer successfully executed a year of transformative change and advanced innovation, realigning the R&D organization to help drive progress, making a positive impact for patients and strengthening our position as we strive to deliver shareholder value. Reflecting on 2024 In 2024, Pfizer achieved significant milestones, including: • Reaching more than 414 million patients1 around the world with our medicines and vaccines, contributing to our goal of impacting one billion lives by 2027. • For the full year of 2024, we reported total revenues of $63.6 billion, reflecting 7% year-over- year operational growth. Our operational revenue growth when excluding contributions from our COVID-19 products was 12%.2 • We had a strong year of R&D pipeline performance in 2024. In addition to the 14 regulatory approvals we received from the U.S. Food and Drug Administration and the European Medicines Agency, we had 7 pivotal study starts and 8 key Phase 3 readouts. Our robust pipeline of potential new medicines and vaccines is at the very heart of our ability to change people’s lives. Upcoming Annual Meeting of Shareholders Pfizer’s upcoming 2025 Annual Meeting of Shareholders will take place virtually on April 24th at 9 a.m. EDT, providing an opportunity for all Pfizer shareholders to vote on the important matters at the meeting and hear from Pfizer leadership about our strategy, financial performance and more. Your vote is important. For information regarding how to vote your shares by telephone, by internet, by mail or at the virtual Annual meeting see “Annual Meeting Information – Voting” in Pfizer’s Proxy Statement. 1 The Patients Reached metric is calculated from Pfizer and third-party datasets. Figures may be limited given the coverage provided by external sources (e.g., calendar duration, geographic and product coverage) and are subject to change. Numbers are estimates and, in some cases, use global volume, daily dosage and number of treatment days to facilitate calculations. Methodologies to calculate estimates may vary by product type given the nature of the product and available data. Patients taking multiple Pfizer products may be counted as multiple patients toward the total. Numbers include estimated patient counts from our “Accord for a Healthier World” program. Numbers do not include comprehensive estimated patient counts from Ex-U.S. Patient Support Programs. Historical estimates may periodically be subject to revision due to restatements in the underlying data source. 2 References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although foreign exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and because they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.

Shareholders who held shares as of the February 26, 2025 record date, may submit questions in advance of the meeting by following the instructions provided on the “Rules of Conduct and Meeting Procedures” available on the virtual meeting platform and using their voting control number. The deadline for submitting questions in advance of the meeting is 5:00 p.m. EDT on April 22nd. Pfizer’s future remains bright. As we look forward, we’re focused on the greatest opportunities to increase our impact for patients and further improve our financial performance. As always, thank you for being an investor. Sincerely, Investor Insights Read more Investor Insights stories and news. | Have questions to share with management? Forward-looking statements included herein are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. We encourage you to read our reports filed with the U.S. Securities and Exchange Commission (SEC), including the sections captioned “Risk Factors” and “Forward Looking Information and Factors that May Affect Future Results,” for a description of such substantial risks and uncertainties. These reports are available at www.pfizer.com and the SEC’s website at www.sec.gov.